Exhibit 99.1

LogicVision Reports Fourth Quarter and Fiscal Year 2006 Financial Results

Reduced Breakeven Rate to About $3.5M per Quarter

          SAN JOSE, Calif., Jan. 30 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of silicon test and yield learning solutions, today announced its financial results for the fourth quarter and fiscal 2006 year ended December 31, 2006.

          Fourth Quarter 2006 Results

          Revenues in the fourth quarter of 2006 were $2.7 million, compared with $2.7 million in the third quarter of 2006.

          Net loss in the fourth quarter of 2006 was $1.4 million, or $0.07 per share, compared with a net loss of $1.7 million, or $0.09 per share, reported in the third quarter of 2006.

          Gross margins in the fourth quarter were 71 percent, compared with 72 percent in the third quarter of 2006.

          Operating expenses were $3.4 million in the fourth quarter, including $59,000 of stock-based employee compensation charges in accordance with SFAS 123 (R). This compares with $3.7 million of operating expenses in the third quarter of 2006, including $98,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

          At December 31, 2006, LogicVision had $9.2 million in cash, cash equivalents and investments, compared with $8.0 million at September 30, 2006.   The company has no bank debt. Cash at December 31, 2006 includes net proceeds of $3.1 million from a private placement of common stock.

          New orders received during the fourth quarter totaled $1.5 million. The company exited the fourth quarter with a 12-month backlog of $8.3 million, compared with a 12-month backlog of $9.4 million at the end of the third quarter.

          Fiscal Year 2006 Results

          For the fiscal year ended December 31, 2006, LogicVision reported revenues of $10.5 million, compared with revenues of $10.9 million in 2005. The net loss for 2006 was $7.1 million, or a net loss of $0.36 per share, compared with the 2005 net loss of $10.0 million or a net loss of $0.53 per share. Gross margins in 2006 were 72 percent, compared with 71 percent in the prior year.

          “In the fourth quarter, our revenues and net loss were within our guidance range as forecasted on our last earnings conference call. We were again able to lower our operating expenses this quarter, making this the seventh consecutive quarter of reduced operating expenses. Additional cost reduction actions are helping us in reducing our breakeven point to about $3.5 million of revenue per quarter,” said James T. Healy, president and CEO of LogicVision. “In the fourth quarter, we reduced our headcount from 76 to 59 people, and we began steps to further change our cost structure in Japan while enhancing our ability to serve our customers. We took these steps as we recognized that our near-term cash position would suffer until we resume our expected order rate during early 2007.”

          “We entered 2007 with a 12-month backlog of $8.3 million and have a strong pipeline of both customer renewals and new potential customers that we expect to close during the year.  Many companies in the semiconductor SoC design and manufacturing business are adopting our embedded test and we are positioning the company for increased growth and profitability in the future,” said Mr. Healy.

          Guidance for the First Quarter of 2007

* Revenues are expected to be in the range of $2.6 million to $2.8 million.

* Net loss is expected to be in the range of $1.0 million to $1.2 million or a net loss in the range of $0.04 to $0.05 per share.

* Cash, cash equivalents and investments are expected to be approximately $6.5 million at the end of the first quarter. The sequential decrease in cash is due to the combination of light fourth quarter bookings and the fact that new orders typically close toward the end of the quarter.

          Conference Call

          LogicVision will broadcast its conference call discussion of fourth quarter 2006 financial results today, January 30, 2006 at 2 p.m. Pacific time.  To listen to the call, please dial 800-857-5485, pass code: “LogicVision.” A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 866-514-4267. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

          About LogicVision, Inc.

          LogicVision, Inc. provides unique test and yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company’s advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and Yield Insight yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit http://www.logicvision.com.

          FORWARD LOOKING STATEMENTS

          Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expected bookings, the features, benefits and enhancements of the Company’s products, market opportunities, and the Company’s expected financial results, including revenues, net loss, and cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-Q for the quarter ended September 30, 2006 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

          LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Revenues:
License	$1,128	$1,295	$4,984	$6,735
Service	1,541	1,147	5,350	3,951
Product	73	28	183	196
Total revenues	2,742	2,470	10,517	10,882
Cost of revenues:
License	260	266	1,006	916
Service	548	548	1,887	2,116
Product	—	13	—	88
Total cost of revenues	808	827	2,893	3,120
Gross profit	1,934	1,643	7,624	7,762
Operating expenses:
Research and development	996	1,387	4,133	5,848
Sales and marketing	1,628	1,824	7,032	7,517
General and administrative	761	1,103	3,718	4,725
Total operating expenses	3,385	4,314	14,883	18,090
Loss from operations	(1,451)	(2,671)	(7,259)	(10,328)
Interest and other income, net	73	75	316	286
Loss before provision for income taxes	(1,378)	(2,596)	(6,943)	(10,042)
Provision for income taxes	53	(108)	144	(69)
Net loss	$(1,431)	$(2,488)	$(7,087)	$(9,973)
Net loss per common share, basic and diluted	$(0.07)	$(0.13)	$(0.36)	$(0.53)
Weighted average number of shares outstanding, basic and diluted	20,646	18,841	19,649	18,677

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$7,087	$3,620
Short-term investments	2,155	7,076
Accounts receivable, net of allowance for doubtful accounts of $6 and $25, respectively	615	2,512
Prepaid expenses and other current assets	1,226	1,544
Total current assets	11,083	14,752
Property and equipment, net	743	1,097
Intangible assets, net	178	464
Goodwill	6,846	6,846
Other long-term assets	641	1,182
Total assets	$19,491	$24,341
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$308	$484
Accrued liabilities	2,008	1,702
Deferred revenue, current portion	3,205	3,137
Total current liabilities	5,521	5,323
Deferred revenue	2,169	3,580
Total liabilities	7,690	8,903
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000 shares; Issued and outstanding: no shares issued and outstanding	—	—
Common stock, $0.0001 par value:
Authorized: 125,000 shares; Issued and outstanding: 24,081 shares at December 31, 2006 and 18,892 shares at December 31, 2005	2	2
Additional paid-in capital	107,860	104,417
Accumulated other comprehensive income (loss)	—	(7)
Accumulated deficit	(96,061)	(88,974)
Total stockholders’ equity	11,801	15,438
Total liabilities and stockholders’ equity	$19,491	$24,341

SOURCE  LogicVision, Inc.
          -0-                                                   01/30/2007
          /CONTACT:  Bruce M. Jaffe, Vice President & CFO of LogicVision, Inc., +1-408-453-0146, InvestorRelations@logicvision.com /
          /Web site:  http://www.logicvision.com /